Exhibit 10.1

AFFINITY GAMING, LLC

3440 West Russell Road

Las Vegas, NV 89118

October 27, 2011

Hand Delivered

Ferenc B. Szony

c/o Affinity Gaming, LLC

3440 West Russell Road

Las Vegas, NV 89118

Dear Ferenc:

This letter (the “Letter Agreement”) confirms your offer of employment with Affinity Gaming, LLC (the “Company”) under the following terms and conditions, and replaces all previous agreements and understandings, whether written or oral, between you, on the one hand, and the Company and its predecessors and affiliates, on the other, with respect to your employment with the Company.

1.               Position and Responsibilities.

(a)          You will be employed by the Company in the position of Chief Operating Officer. Where required by the Company, you will also provide services at no extra remuneration to any entity affiliated with the Company.  You will be based at the Company’s headquarters in Las Vegas, Nevada, but may be required to travel on business from time to time, as the Company requires.

(b)         Your hiring and continued employment with the Company is conditioned upon your continued compliance with all applicable federal, state and local laws, rules and regulations, and your maintaining all necessary licenses, qualifications and certificates of suitability issued by any gaming or liquor authority with jurisdiction over your employment.

(c)          You shall at all times act in accordance with all staff manuals, policies and procedures of the Company, including any amendments, alterations and additions made from time to time thereto.  To the extent any terms of this Letter Agreement conflict with any terms of any written manuals, policies and procedures of the Company, the terms of this Letter Agreement shall govern.

(d)         You shall report directly to the Company’s Chief Executive Officer, but this reporting relationship may change in accordance with the business requirements of the Company.

(e)          During your employment, you shall devote your whole time and attention to your duties and responsibilities under this Letter Agreement. You agree not to accept any outside employment without the prior written consent of both Affinity and the Company.

2.               Commencement and Term.

(a)          Your employment under this Letter Agreement will commence on January 1, 2012 (the “Effective Date”) and, unless sooner terminated as provided herein, will expire on December 31, 2012 (the “Term”).

(b)         Notwithstanding the foregoing, Company employees are employed on an “at-will” basis.  This means that either you or the Company can terminate your employment at any time and for any reason, with or without notice, subject to the provisions of the Executive Severance Agreement described in Section 6, if and to the extent applicable to any termination.  Moreover, if you resign during the Term, you will be required to give the Company sixty (60) days notice in writing.  The Company will have the right in its sole and absolute discretion to discontinue your services at any point during the notice period and to cease providing any further compensation to you pursuant to Section 3 or any benefits pursuant to Section 4.

3.               Remuneration.

(a)          Your base salary will be paid at the rate of three hundred fifty thousand dollars ($350,000.00) per year, in installments on a bi-monthly basis in accordance with the Company’s payroll practices in effect from time to time, and subject to applicable taxes.

(b)         On January 3, 2012, you will receive a one-time, lump sum payment in the amount of twenty-five thousand dollars ($25,000.00), subject to applicable taxes, to compensate you for the 2012 adjustment in paid time off accrual described in Section 4(a).

(c)          You will be eligible to receive a one-time, lump sum retention bonus in the amount of fifty thousand dollars ($50,000.00), subject to applicable taxes, on December 31, 2012, provided you do not resign your employment and are not terminated for Cause (as defined in the Executive Severance Agreement) prior to the expiration of the Term.

(d)         You will be eligible to receive a performance-based incentive bonus, according to the Company’s practices in effect from time to time, and subject to applicable taxes, which will be determined based on the Company’s actual performance with respect to specified objectives for the applicable fiscal year relative to a budget for such fiscal year that has been approved by the Board, and your performance, with eligibility for a bonus of up to fifty percent (50%) of your base salary.  Unless otherwise provided in the Executive Severance Agreement, bonuses are not earned or paid on a pro-rated basis and are subject to your continued employment at the time of payment.

4.               Benefits.

(a)          You will receive paid time off each year to the same extent as other executives of the Company, which will be accrued pro-rata on a monthly basis and will be subject to the Company’s policies regarding paid time off.  Effective January 1, 2012, the value of your accrued paid time off will be determined by multiplying the paid time off hours you have accrued times the hourly rate of the base salary set forth in this Agreement.

(b)         Subject to you complying with and satisfying the applicable requirements of the Company plans, you will be entitled to participate in the Company’s standard medical, dental and life insurance plans.  The Company reserves the right to change the terms of or eliminate its benefit programs at any time, without notice.

5.               Representations.

You represent that you are free to accept employment with the Company without any contractual restrictions, express or implied, with respect to any other employer.

6.               Executive Severance Agreement and Duty of Loyalty Agreement.

You will be eligible to receive the Severance Package described in the Executive Severance Agreement that is provided with and made a part of this Letter Agreement in the event that your employment is terminated without Cause (as defined therein) before the expiration of the Term, subject to the other terms and conditions set forth in the agreements.

7.               Severability.

If any provision of this Letter Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, the remaining provisions of this Letter Agreement shall continue in full force and effect.

8.               Assignability.  This Letter Agreement, together with the Executive Severance Agreement and Duty of Loyalty Agreement between you and the Company and dated as of this date (a) shall not be assigned by you without the express written consent of the Chief Executive Officer or Board of Directors of the Company, and (b) may be freely assigned by the Company provided that the assignee assumes in writing all of the duties and obligations of the Company.

9.               Entire Agreement.

This Letter Agreement, together with the attachments, contains the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties relating to the subject matter set forth herein.  All agreements between the Company and any of its predecessors or affiliates, on the one hand, and you, on the other hand, including without limitation that certain Executive Employment Agreement dated March 7, 2008 between you and Herbst Gaming, Inc., are or have been terminated as of the date immediately prior to the Effective Date (or such earlier date as provided in such agreements), and as of the Effective Date have been superseded by this Letter Agreement and any attachments hereto.  No subsequent agreement or representation, and no change, modification or extension of this Letter Agreement shall be binding on the Company unless it is set forth in writing signed by you and the Company.

10.         Law and Jurisdiction.

(a)          Your employment with the Company and the provisions of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflict of laws provisions thereof.

(b)         Unless arbitration is otherwise required by any other agreement between you and the Company, any action or proceeding arising out of or relating to this Letter Agreement and your employment with the Company shall be submitted to the exclusive jurisdiction of the state or federal courts located in Clark County, Nevada.  You and the Company expressly consent to the jurisdiction of, and venue in, such courts and specifically waive any defense of inconvenient forum.  Both parties further waive the right to a trial by jury, except as such waiver is prohibited by the laws applicable to the specific action or proceeding.

Please sign, date and return the enclosed duplicate of this Letter Agreement, in order to acknowledge your agreement to its terms and conditions.

Sincerely,

/s/ David D. Ross
David D. Ross
Chief Executive Officer

THE ABOVE REFLECTS MY UNDERSTANDING AND MY AGREEMENT WITH RESPECT TO MY EMPLOYMENT BY AFFINITY GAMING, LLC.

/s/ Ferenc B. Szony
Ferenc B. Szony

Dated:	10/28/11

Attachments:	Executive Severance Agreement
Duty of Loyalty Agreement